Exhibit 99.1

Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release

Axalta Releases Fourth Quarter and Full Year 2014 Results

PHILADELPHIA, PA, March 10, 2015 – Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the fourth quarter and full year ended December 31, 2014.

Key Fourth Quarter 2014 Highlights:

•	Net sales of $1.1 billion, an increase of 5.1% excluding negative foreign currency impacts compared to the fourth quarter of 2013

•	Adjusted EBITDA of $205 million, an increase of 3.7% over prior year

•	Net Debt to Adjusted EBITDA of 4.0x as of December 31, 2014, a reduction of 0.7x versus prior year

•	Successfully completed IPO in November 2014

Key Full Year 2014 Highlights:

•	Net sales of $4.4 billion, an increase of 4.0% excluding negative foreign currency impacts compared to prior year Pro Forma results

•	Adjusted EBITDA of $841 million, an increase of 14.0% over prior year Pro Forma results

•	Completed with transition-related activities and associated costs from DuPont

“We are pleased with the results that we achieved in the fourth quarter and for the full year. While we experienced significant currency headwinds in the fourth quarter, net sales increased as a result of growth in volume and price. We continue to focus on optimizing our business and are excited about the progress that we have made with our European cost-initiative and our global commercial and productivity initiative called The Axalta Way that we launched this year,” said Charles Shaver, Axalta’s Chairman and Chief Executive Officer. “As we look forward in 2015, we anticipate favorable underlying demand trends across our key end-markets, which combined with our optimization efforts, should drive Adjusted EBITDA growth despite substantial currency headwinds.”

Fourth Quarter Consolidated Financial Results

Net sales were $1.1 billion for the fourth quarter of 2014, an increase of 5.1%, excluding negative foreign currency impacts, or a decrease of 1.3% on an as-reported basis, compared to the fourth quarter of 2013. Net sales growth was primarily driven by volume increases, which contributed 3.1% in net sales growth, driven by increases in North America, Latin America, and Asia Pacific and slightly lower volumes in EMEA. Higher average selling prices contributed 2.0% in net sales growth with moderate price increases in select regions. Growth from volume and pricing was more than offset by unfavorable currency translation, primarily due to the Euro and currencies in Latin America, which reduced net sales growth by 6.4%.

Adjusted EBITDA was $205 million for the fourth quarter of 2014, an increase of 3.7% compared to the fourth quarter of 2013. Adjusted EBITDA growth was driven by higher volumes and favorable pricing. As a percentage of net sales, Adjusted EBITDA expanded by 90 basis points to 19.0%.

Performance Coatings Results

The Performance Coatings segment generated net sales of $640.4 million during the fourth quarter of 2014, an increase of 6.3%, excluding negative foreign currency impacts, or a decrease of 0.8% on an as-reported basis, compared to the fourth quarter of 2013. Increased volumes contributed 4.8% in net sales growth and higher average selling prices contributed 1.5% in net sales growth. These factors were more than offset by unfavorable currency translation, which reduced net sales by 7.1%. Net sales from our refinish and industrial end-markets contracted by 0.1% and 2.4% on an as-reported basis, respectively, and grew by 7.6% and 2.9% on a constant currency basis, respectively, compared to the fourth quarter of 2013.

Performance Coatings generated Adjusted EBITDA of $137.9 million, a decrease of 1.5% compared to the fourth quarter of 2013. Performance Coatings Adjusted EBITDA was driven by higher net sales, offset by higher operating expenses from investments in growth initiatives. As a result, Performance Coatings Adjusted EBITDA margin of 21.5% contracted 20 basis points compared to the fourth quarter of 2013.

Transportation Coatings Results

The Transportation Coatings segment generated net sales of $438.4 million in the fourth quarter of 2014, an increase of 3.2%, excluding negative foreign currency impacts, or a decrease of 2.1% on an as-reported basis, compared to the fourth quarter of 2013. Higher average selling prices contributed 2.6% in net sales growth and increased volumes contributed 0.6% in net sales growth. Similar to our other segment, these positive factors were more than offset by unfavorable currency translation, which reduced net sales by 5.3% compared to the prior year. Net sales from our light vehicle end-market contracted by 3.9% on an as-reported basis and grew by 1.4% on a constant currency basis, compared to the fourth quarter of 2013. Our commercial vehicle end-market generated net sales growth of 4.8% on an as-reported basis and 10.2% on a constant currency basis, compared to the prior year. Light vehicle production increases in Asia Pacific were offset by lower volume in Latin America due to economic challenges and in North America due to planned customer plant outages. Strong commercial truck volumes were realized across North America, Latin America and Asia Pacific.

Transportation Coatings generated Adjusted EBITDA of $66.8 million, an increase of 16.4% compared to the fourth quarter of 2013. Transportation Coatings Adjusted EBITDA growth was driven by price increases and cost efficiencies from our operational improvement initiatives. Transportation Coatings generated an Adjusted EBITDA margin of 15.2%, which represented an expansion of approximately 240 basis points compared to the fourth quarter of 2013.

Balance Sheet and Cash Flow Highlights

We ended the quarter with cash and cash equivalents of $382.1 million. Our debt, net of cash was $3,333 million as of December 31, 2014 which resulted in a full year Net Debt to Adjusted EBITDA ratio of 4.0x.

Full year and fourth quarter cash flow for 2014 was strong despite significant transition and one-time expenses as well as capital expenditures associated with our information technology transitions from DuPont and completion of our global office relocations.

“We ended 2014 with the financial flexibility to continue to execute on our growth initiatives,” said Robert Bryant, Axalta’s Executive Vice President and Chief Financial Officer. “Additionally, we have reduced our net leverage ratio in every quarter since becoming an independent company in early 2013 and anticipate further progress in the coming years.”

2015 Outlook

We are providing the following outlook for the full year 2015.

•	Net sales growth of 5-7% in constant currency and flat to slightly down including the impact of currency

•	Adjusted EBITDA of $860-$900 million, representing margins of approximately 20%

Additionally, we anticipate a normalized effective tax rate of 27-29%, capital expenditures of approximately $150 million, and net working capital of 13-15% of net sales excluding cost reduction initiatives and transition-related items which were previously expensed.

Conference Call Information

As previously announced, Axalta will hold a conference call to discuss its fourth quarter and full year 2014 financial results on Wednesday March 11th, at 8:00 a.m. EDT. The U.S. dial-in phone number for the conference call is (877) 407-0784 and the international dial-in number is +1 (201) 689-8560. A live webcast of the conference call will also be available online at http://ir.axaltacs.com. For those unable to participate in the conference call, a replay will be available through March 25, 2015. The U.S. replay dial-in phone number is (877) 870-5176 and the international replay dial-in number is +1 (858) 384-5517. The replay passcode is 13602640.

Cautionary Statement Concerning Forward-Looking Statements

This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to 2015 demand trends, net sales growth, Adjusted EBITDA, effective tax rate, capital expenditures and net working capital. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including EBITDA and Adjusted EBITDA. Additionally, management utilizes Unaudited Pro Forma results when referring to full year 2013 results within this presentation. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Our use of the terms EBITDA and Adjusted EBITDA may differ from that of others in our industry. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

About Axalta Coating Systems

Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 145 years of experience in the coatings industry, the 12,000 people of Axalta continue to find ways to serve our more than 120,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on Twitter.

Financial Statements Tables

AXALTA COATING SYSTEMS LTD.

Consolidated (Successor) and DuPont Performance Coatings Combined (Predecessor)

Statements of Operations (Unaudited)

(In millions, except per share data)

	Successor				Predecessor
	Three Months Ended December 31,		Year Ended December 31,		Period from January 1 2013 through January 31,
	2014	2013	2014	2013	2013
Net sales	$1,078.8	$1,092.9	$4,361.7	$3,951.1	$326.2
Other revenue	8.2	13.8	29.8	35.7	1.1

Total revenue	1,087.0	1,106.7	4,391.5	3,986.8	327.3
Cost of goods sold	723.1	706.1	2,897.2	2,772.8	232.2
Selling, general and administrative expenses	244.8	366.9	991.5	1,040.6	70.8
Research and development expenses	12.7	9.5	49.5	40.5	3.7
Amortization of acquired intangibles	20.5	20.9	83.8	79.9	—
Merger and acquisition related expenses	—	—	—	28.1	—

Income from operations	85.9	3.3	369.5	24.9	20.6

Interest expense, net	51.2	61.9	217.7	215.1	—
Bridge financing commitment fees	—	—	—	25.0	—
Other (income) expense, net	49.9	(1.2)	115.0	48.5	5.0

Income (loss) before income taxes	(15.2)	(57.4)	36.8	(263.7)	15.6
Provision (benefit) for income taxes	(16.1)	(10.4)	2.1	(44.8)	7.1

Net income (loss)	0.9	(47.0)	34.7	(218.9)	8.5
Less: Net income attributable to noncontrolling interests	3.1	2.3	7.3	6.0	0.6

Net income (loss) attributable to controlling interests	$(2.2)	$(49.3)	$27.4	$(224.9)	$7.9

Basic net income (loss) per share	$(0.01)	$(0.22)	$0.12	$(0.97)
Diluted net income (loss) per share	$(0.01)	$(0.22)	$0.12	$(0.97)
Basic weighted average shares outstanding	229.8	228.6	229.3	228.3
Diluted weighted average shares outstanding	234.7	228.6	230.3	228.3

AXALTA COATING SYSTEMS LTD.

Consolidated Balance Sheets (Unaudited)

(In millions, except per share data)

	Successor
	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$382.1	$459.3
Restricted cash	4.7	—
Accounts and notes receivable, net	820.4	865.9
Inventories	538.3	550.2
Prepaid expenses and other	62.9	50.2
Deferred income taxes	64.5	30.0

Total current assets	1,872.9	1,955.6

Property, plant and equipment, net	1,514.1	1,622.6
Goodwill	1,001.1	1,113.6
Identifiable intangibles, net	1,300.0	1,439.6
Deferred financing costs, net	91.0	110.6
Other assets	473.7	495.1

Total assets	$6,252.8	$6,737.1

Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$494.5	$478.5
Current portion of borrowings	40.1	46.7
Deferred income taxes	7.3	5.5
Other accrued liabilities	404.8	472.7

Total current liabilities	946.7	1,003.4

Long-term borrowings	3,656.3	3,874.2
Accrued pensions and other long-term employee benefits	306.4	313.2
Deferred income taxes	208.2	280.4
Other liabilities	23.2	54.1

Total liabilities	$5,140.8	$5,525.3

Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 229.8 shares issued and outstanding at December 31, 2014; 1,000.0 shares authorized, 229.1 shares issued and outstanding at December 31, 2013	229.8	229.1
Capital in excess of par	1,144.7	1,133.7
Accumulated deficit	(226.5)	(253.9)
Accumulated other comprehensive income (loss)	(103.3)	34.0

Total Axalta shareholders’ equity	1,044.7	1,142.9
Noncontrolling interests	67.3	68.9

Total shareholders’ equity	1,112.0	1,211.8

Total liabilities and shareholders’ equity	$6,252.8	$6,737.1

AXALTA COATING SYSTEMS LTD.

Consolidated (Successor) and DuPont Performance Coatings Combined (Predecessor)

Statements of Cash Flows (Unaudited)

(In millions)

	Successor		Predecessor
	Year Ended December 31,		Period from January 1, 2013 through January 31,
	2014	2013	2013
Operating activities:
Net income (loss)	$34.7	$(218.9)	$8.5
Adjustment to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	308.7	300.7	9.9
Amortization of deferred financing costs and original issue discount	21.0	18.4	—
Loss on extinguishment and modification of debt	6.1	—	—
Fair value step up of acquired inventory sold	—	103.7	—
Bridge financing commitment fees	—	25.0	—
Deferred income taxes	(38.2)	(120.8)	9.1
Realized and unrealized foreign exchange losses, net	75.1	48.9	4.5
Stock-based compensation	8.0	7.4	—
Other non-cash, net	(25.3)	13.2	(3.9)
Decrease (increase) in operating assets and liabilities:
Trade accounts and notes receivable	(40.2)	(6.4)	25.8
Inventories	(24.7)	33.9	(19.3)
Prepaid expenses and other assets	(54.1)	(90.9)	3.1
Accounts Payable	53.6	67.1	(29.9)
Other accrued liabilities	(54.8)	193.1	(43.8)
Other liabilities	(18.5)	2.4	(1.7)

Cash provided by (used for) operating activities	251.4	376.8	(37.7)

Investing activities:
Acquisition of DuPont Performance Coatings (net of cash acquired)	—	(4,827.6)	—
Purchase of property, plant and equipment	(188.4)	(107.3)	(2.4)
Investment in real estate property	—	(54.5)	—
Purchase of interest rate cap	—	(3.1)	—
Settlement of foreign currency contract	—	(19.4)	—
Restricted cash	(4.7)	—	—
Purchase of intangibles	(0.2)	—	(6.3)
Purchase of investment in affiliate	(6.5)	—	(1.2)
Proceeds from sale of assets	21.3	0.7	1.6

Cash used for investing activities	(178.5)	(5,011.2)	(8.3)

Financing activities:
Proceeds from long-term borrowings	0.7	3,906.7	—
Proceeds from short-term borrowings	30.7	38.8	—
Payments on short-term borrowings	(33.8)	(25.3)	—
Payments on long-term debt	(121.1)	(21.3)	—
Payments of deferred financing costs	—	(126.0)	—
Bridge financing commitment fees	—	(25.0)	—
Dividends paid to noncontrolling interests	(2.2)	(5.2)	—
Debt modification fees	(3.0)	—	—
Equity contribution	2.5	1,355.4	—
Cash received from exercises of stock options	3.0	—	—
Net transfer (to) from DuPont	—	—	43.0

Cash provided by (used for) financing activities	(123.2)	5,098.1	43.0

Increase (decrease) in cash and cash equivalents	(50.3)	463.7	(3.0)
Effect of exchange rate changes on cash	(26.9)	(4.4)	—
Cash and cash equivalents at beginning of period	459.3	—	28.7

Cash and cash equivalents at end of period	$382.1	$459.3	$25.7

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, we use the following additional non-GAAP financial measures to clarify and enhance an understanding of past performance: EBITDA and Adjusted EBITDA. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. We use certain of these financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize Adjusted EBITDA as the primary measure of segment performance.

EBITDA consists of net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, (ii) the impact of certain non-cash, nonrecurring or other items that are included in net income and EBITDA that we do not consider indicative of our ongoing operating performance and (iii) certain unusual or nonrecurring items impacting results in a particular period. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis.

We believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms EBITDA and Adjusted EBITDA may vary from that of others in our industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss), earnings per share or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance.

EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA:

•	do not reflect the significant interest expense on our debt, including the Senior Secured Credit Facilities and the Senior Notes;

•	eliminate the impact of income taxes on our results of operations;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any expenditures for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations by using EBITDA and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. Such U.S. GAAP measurements include operating income (loss), net income (loss), earnings per share and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following table reconciles the EBITDA and Adjusted EBITDA calculations discussed above to net income (loss) for the periods presented:

	Successor				Predecessor	Pro Forma
(Unaudited)	Three Months Ended December 31,		Year Ended December 31,		Period from January 1 through January 31,	Year Ended December 31,
(In millions)	2014	2013	2014	2013	2013	2013
Net income (loss)	$0.9	$(47.0)	$34.7	$(218.9)	$8.5	$(106.8)
Interest expense, net	51.2	61.9	217.7	215.1	—	234.8
Provision (benefit) for income taxes	(16.1)	(10.4)	2.1	(44.8)	7.1	(1.3)
Depreciation and amortization	79.6	72.7	308.7	300.7	9.9	327.3

EBITDA(1)	115.6	77.2	563.2	252.1	25.5	454.0
Inventory step up (a)	—	—	—	103.7	—	—
Merger and acquisition related costs (b)	—	—	—	28.1	—	—
Financing costs and extinguishment (c)	—	—	6.1	25.0	—	—
Foreign exchange remeasurement losses (d)	36.1	(1.0)	81.2	48.9	4.5	34.0
Long-term employee benefit plan adjustments (e)	(0.4)	4.7	(0.6)	9.5	2.3	11.8
Termination benefits and other employee related costs (f)	9.3	82.7	18.4	147.5	0.3	147.8
Consulting and advisory fees (g)	6.8	21.5	36.3	54.7	—	54.7
Transition-related costs (h)	17.6	13.1	101.8	29.3	—	29.3
IPO-related costs (i)	22.3	—	22.3	—	—	—
Other adjustments (j)	(2.8)	(0.6)	10.8	2.3	0.1	2.4
Dividends in respect of noncontrolling interest (k)	(0.6)	(1.1)	(2.2)	(5.2)	—	(5.2)
Management fee expense (l)	0.8	0.9	3.2	3.1	—	3.1
Allocated corporate and standalone costs (m)	—	—	—	—	—	5.7

Adjusted EBITDA	$204.7	$197.4	$840.5	$699.0	$32.7	$737.6

(1)	The Pro Forma results for the year ended December 31, 2013 represent the addition of the Predecessor period January 1 through January 31, 2013 and the Successor year ended December 31, 2013. The Pro Forma results reflect the Acquisition and the associated Financing as if they had occurred on January 1, 2013, in accordance with Article 11 of Regulation S-X. The Pro Forma results do not reflect the actual results we would have achieved had the Acquisition been completed as of January 1, 2013 and are not indicative of our future results of operations.
a)	During the Successor year ended December 31, 2013, we recorded a non-cash fair value adjustment associated with our acquisition accounting for inventories. These amounts increased cost of goods sold by $103.7 million.
b)	In connection with the Acquisition, we incurred $28.1 million of merger and acquisition costs during the Successor year ended December 31, 2013. These costs consisted primarily of investment banking, legal and other professional advisory services costs.
c)

On August 30, 2012, we signed a debt commitment letter, which included the Bridge Facility. Upon the issuance of the Senior Notes and the entry into the Senior Secured Credit Facilities, the commitments under the Bridge Facility terminated. Commitment fees related to the Bridge Facility of $21.0 million and associated fees of $4.0 million were expensed upon the payment and termination of the Bridge Facility. In connection with the amendment to the Senior Secured Credit Facilities in February 2014, we recognized $3.1 million of costs during the Successor year ended December 31, 2014. In addition to the credit facility amendment, we also incurred a $3.0 million loss on extinguishment of debt recognized during the Successor year ended December 31, 2014, which resulted directly from the pro-rata write off of unamortized deferred financing costs and original issue discounts associated with the pay-down of $100.0 million of principal on the New Dollar Term Loan.
d)	Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, including a $19.4 million loss related to the acquisition date settlement of a foreign currency contract used to hedge the variability of Euro-based financing.
e)	For the Successor years ended December 31, 2014 and 2013, eliminates the non-service cost components of employee benefit costs. Additionally, we deducted a pension curtailment gain of $7.3 million recorded during the Successor year ended December 31, 2014. For the Predecessor period January 1, 2013 through January 31, 2013, eliminates (1) all U.S. pension and other long-term employee benefit costs that were not assumed as part of the Acquisition and (2) the non-service cost component of the pension and other long-term employee benefit costs for the foreign pension plans that were assumed as part of the Acquisition.
f)	Represents expenses primarily related to employee termination benefits, including our initiative to improve the overall cost structure within the European region, and other employee-related costs. Termination benefits include the costs associated with our headcount initiatives for establishment of new roles and elimination of old roles and other costs associated with cost saving opportunities that were related to our transition to a standalone entity.
g)	Represents fees paid to consultants, advisors, and other third-party professional organizations for professional services rendered in conjunction with the transition from DuPont to a standalone entity.
h)	Represents charges associated with the transition from DuPont to a standalone entity, including branding and marketing, information technology related costs, and facility transition costs.
i)	Represents costs associated with the IPO including a $13.4 million payment to terminate consulting agreement (see note l).
j)	Represents costs for certain unusual or non-operational (gains) and losses and the non-cash impact of natural gas and currency hedge losses allocated to DPC by DuPont, stock-based compensation, asset impairments, equity investee dividends, indemnity (income) losses associated with the Acquisition, gains resulting from amendments to long-term benefit plans and loss (gain) on sale and disposal of property, plant and equipment.
k)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not wholly owned.
l)	Pursuant to Axalta’s management agreement with Carlyle Investment Management, L.L.C., an affiliate of Carlyle, for management and financial advisory services and oversight provided to Axalta and its subsidiaries, Axalta was required to pay an annual management fee of $3.0 million and out-of-pocket expenses. This agreement was terminated upon completion of the IPO.
m)	Represents (1) the add-back of corporate allocations from DuPont to DPC for the usage of DuPont’s facilities, functions and services; costs for administrative functions and services performed on behalf of DPC by centralized staff groups within DuPont; a portion of DuPont’s general corporate expenses; and certain pension and other long-term employee benefit costs, in each case because we believe these costs are not indicative of costs we would have incurred as a standalone company net, of (2) estimated standalone costs based on a corporate function resource analysis that included a standalone executive office, the costs associated with supporting a standalone information technology infrastructure, corporate functions such as legal, finance, treasury, procurement and human resources and certain costs related to facilities management. This resource analysis included anticipated headcount and the associated overhead costs of running these functions effectively as a standalone company of our size and complexity. This estimate is provided for additional information and analysis only, as we believe that it facilitates enhanced comparability between Predecessor and Successor periods. It represents the difference between the costs that were allocated to our predecessor by its parent and the costs that we believe would be incurred if it operated as a standalone entity. This estimate is not intended to represent a pro forma adjustment presented within the guidance of Article 11 of Regulation S-X. Although we believe this estimate is reasonable, actual results may have differed from this estimate, and any difference may be material.

Predecessor Period from January 1, 2013 through January 31, 2013

Allocated corporate costs	$25.4
Standalone costs	(19.7)

Total	5.7